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                                                                       EXHIBIT 8

January 16, 2002


Dana Corporation
4500 Dorr Street
Toledo, OH 43615


Gentlemen:


     You have requested our opinion regarding the discussion of U.S. federal income tax consequences under the caption "U.S. Federal Income Tax Considerations - U.S. Tax Considerations of the Exchange Offer" in the prospectus (the "Prospectus") that is included in the Registration Statement on Form S-4 (as amended, the "Registration Statement") of Dana Corporation (the "Company") filed with the Securities and Exchange Commission on January 16, 2002. The Prospectus relates to the Company's offer to exchange its 9% Notes due 2011 for substantially identical notes.

     We have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to such opinion.

     Based upon the foregoing, it is our opinion that the statements made under the caption "U.S. Federal Income Tax Considerations - U.S. Tax Considerations of the Exchange Offer" in the Prospectus set forth the material United States federal income tax consequences of the exchange transaction described in the Prospectus as of the date hereof.

     We hereby consent to the use of our name under the caption "U.S. Federal Income Tax Considerations" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          Rosenman & Colin LLP

                                          By: /s/ Joshua Wanderer
                                              ---------------------
                                                  A Partner